Form 3


        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549
    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)

1. Name and Address of Reporting Person*
   Last     First  Middle
   Kucher   Mark   D.

Street: 1226 Homer Street, Suite 301
City: Vancouver
State: British Columbia, Canada
Zip: V6B 2Y5

2. Date of Event Requiring Statement (Month/Day/Year)
   11/30/01

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Quepasa.com, Inc.       (PASAE.OB)

5. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
[__] Director                   [X] 10% Owner
[__] Officer (give title below),[_] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
[X] Form filed by One Reporting Person
[_] Form filed by More than One Reporting Person

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   Table I - Non-Derivative Securities Beneficially Owned

1.Title of Security   2.Amount of Securities   3.Ownership Form:  4.Nature of Indirect
(Instr. 4)            Beneficially Owned       Direct (D) or      Beneficial Ownership
                      (Instr. 4)               Indirect (I)       (Instr.5)
                                               (Instr.5)

Common Stock          2,386,243                Direct



   Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.Title of   2.Date        3.Title and   4.Conversion   5.Ownership     6.Nature of
Derivative   Exercisable   Amount of     or Exercise    Form of         Indirect
Security     and           Securities    Price of       Derivative      Beneficial
(Instr. 4)   Expiration    Underlying    Derivative     Securities:     Ownership
             Date          Derivative    Security       Direct (D) or   (Instr. 5)
             (MM/DD/YY)    Security                     Indirect (I)
                           (Instr. 4)                   (Instr. 5)
N/A


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:



/S/ Mark D. Kucher                             12/04/01
**Signature of Reporting Person                  Date

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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